Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 28, 2003, with respect to the consolidated financial statements of The News Corporation Limited included in its Annual Report (Form 20-F) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young

Sydney, Australia

January 30, 2004